Exhibit 99.1

For Immediate Release

May 6, 2003
1:00 p.m. PDT
Contacts:
Ronald W. Rudolph	The Ruth Group
EVP, Finance and Chief Financial Officer	Jeffrey Goldberger
On Assignment, Inc.	(646) 536-7033 or
(818) 878-7900	Jill Meleski
(646) 536-7032

On Assignment, Inc. Reports 2003 First Quarter Results

Calabasas, CA, May 6, 2003 — On Assignment, Inc. (Nasdaq: ASGN) today reported revenues and earnings for the first quarter ended March 31, 2003.

First quarter 2003 revenues were $57,825,000 compared with $42,111,000 for the first quarter 2002.  Revenues for the first quarter include $25,959,000 from Health Personnel Options Corporation (HPO) acquired on April 19, 2002.  Operating loss for the first quarter 2003 was $863,000 compared with operating income of $4,210,000 for the first quarter 2002.  Included in the first quarter operating loss is a $413,000 charge for severance costs and office closings relating to a reduction of our local healthcare staffing operations. The net loss for the quarter was $452,000, compared with a net income of $2,869,000 in the year ago quarter.  Net loss per share for the first quarter was $0.02 (on 13.4 percent higher weighted-average shares outstanding) compared with net income per share of $0.12 for the first quarter of 2002.

Lab Support segment revenues for the quarter were $24.5 million compared to $29.5 million in the first quarter last year. Healthcare Staffing segment revenues for the first quarter, including the results of HPO, were $33.3 million compared to $12.6 million in the first quarter last year, which do not include HPO.  Non-HPO Healthcare Staffing segment revenues decreased to $7.4 million.

During the quarter, On Assignment realigned its Local Healthcare staffing practice by consolidating entry-level Healthcare Financial Staffing (HFS) occupations into a lower cost, centralized operation.  These actions are expected to greatly reduce the direct selling, general and administrative expenses in this business.  Expenses related to office closures and severance costs for associated staff reductions resulted in the above-mentioned first quarter charge of $413,000.  Higher value HFS occupations continue to maintain gross margins on par with On Assignment’s other local staffing businesses.

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Joe Peterson, president and chief executive officer of On Assignment, Inc. said, “We continue to make significant progress in our strategy to transform On Assignment into a full-service healthcare staff provider, with a single sales force offering all mission critical occupations.  We’ve organically expanded our product mix and roster of filled assignments to include key competencies such as 13-week drive-only nurses and respiratory therapists.  Our clients continue to seek ways to reduce costs as well as decrease their number of staffing vendors.  We are confident that the changes we’ve made have positioned On Assignment for success.  Our focus continues to be the implementation of this client-driven, long-term strategy.”

On Assignment will hold its quarterly conference call to discuss its 2003 first quarter financial results tomorrow, Wednesday, May 7, 2003, at 7:00 a.m. PDT.  Interested parties are invited to listen to the conference call by dialing (800) 299-7089 or (617) 801-9714 and the access code is 68827577 ten minutes before the call.  A replay of the conference call will be available beginning at 10:00 a.m. PDT on May 7, 2003 and will run through Friday, May 9, 2003.  The access number for the replay is (888) 286-8010 or (617) 801-6888 and the access code is 36217668.

This call is being webcast by CCBN and can be accessed at On Assignment’s web site at www.onassignment.com.

Safe Harbor

Except for strictly historical information contained herein, statements contained in this news release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty.  Forward-looking statements include statements regarding the effectiveness of On Assignment’s cost containment measures, the implementation of its long-term strategy, its positioning for future success and other statements regarding On Assignment’s expectations, beliefs, hopes, intentions or strategies regarding the future.  All forward-looking statements included in this news release are based upon information available to On Assignment as of the date hereof.  Actual results could differ materially from On Assignment’s current expectations contained in such forward-looking statements.  Factors that could cause or contribute to such differences include general economic and business conditions, quarterly fluctuations in On Assignment’s results of operations, On Assignment’s ability to attract, train and retain qualified Staffing Consultants, On Assignment’s ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary nurses and other qualified temporary professional employees, the integration of acquired operations, management of growth, and other risks detailed from time to time in On Assignment’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the SEC on March 31, 2003.  On Assignment specifically disclaims any intention or duty to update any forward-looking statements contained in this news release.

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About On Assignment

On Assignment is a leading international science and healthcare temporary staffing company providing services in laboratory support, nursing, allied healthcare and medical-financial staffing.  The corporate headquarters and Lab Support Division are located in Calabasas, California.  The Healthcare Staffing Division, that offers nursing, allied, clinical lab and administrative/clerical temporary professional employees, operates out of centralized operations in Cincinnati, Ohio.

On Assignment was founded in 1985 as On Assignment/Lab Support and went public in 1992.  In 2002 the company was again recognized by Forbes Magazine as one of the 200 Best Small Companies in America, recognition it has received for a record ten consecutive years.  The company’s branch network encompasses 85 operational markets across the United States, the United Kingdom, the Netherlands and Belgium.  On Assignment, Inc. common stock is traded on the Nasdaq Stock Market under the symbol ASGN.

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(Unaudited)

(In thousands of dollars, except per share amounts)

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2003	2002
Total Revenues	$57,825	$42,111
Cost of Services	42,345	28,566
Gross Profit	15,480	13,545
Selling, General and Administrative Expenses	16,343	9,335

Operating Income (Loss)	(863)	4,210
Interest Income	121	444
Pre-tax Income (Loss)	(742)	4,654
Income Taxes	(290)	1,785
Net Income (Loss)	$(452)	$2,869

Diluted Earnings (Loss) Per Share	$(.02)	$.12
Weighted Average Shares Outstanding	26,078	22,997

SUPPLEMENTAL FINANCIAL INFORMATION

	Three Months Ended March 31,
	2003	2002
Revenues:
Lab Segment	$24,514	$29,509

HPO	25,959	—
Other Healthcare	7,352	12,602
Healthcare Segment	33,311	12,602
Total	$57,825	$42,111

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(Unaudited)

(In thousands of dollars, except per share amounts)

SUPPLEMENTAL FINANCIAL INFORMATION (cont.)

	Three Months Ended March 31,
	2003	2002
Gross Profit:
Lab Segment	$7,909	$9,492

HPO	5,162	—
Other Healthcare	2,409	4,053
Healthcare Segment	7,571	4,053
Total	$15,480	$13,545

Selected Cash Flow Information:
Amortization of Intangibles	$1,151	$—
Depreciation	$648	$350
Capital Expenditures	$1,619	$469
Open Market Repurchase of Common Stock (shares)	920,300	—

SELECTED CONSOLIDATED BALANCE SHEET DATA

	As of March 31,
	2003	2002
Cash, Cash Equivalents and Marketable Securities	$29,488	$99,776
Accounts Receivable, less allowances	35,009	21,665
Working Capital	55,365	113,532
Total Assets	220,084	132,901
Current Liabilities	17,859	11,785
Long-term Liabilities	5,133	—
Stockholders’ Equity	197,092	121,116

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